Exhibit 99.1

eFFECTOR Therapeutics Reports First Quarter

2024 Financial Results and Provides Corporate Update

Dose escalation of zotatifin in the ZFA triplet ongoing at 0.14 mg/kg, with RP2D expected in H2 2024

Raised $15.0 million in gross proceeds from registered direct financing, extending cash runway into first quarter of 2025

SOLANA BEACH and REDWOOD CITY, Calif., May 9, 2024 – eFFECTOR Therapeutics, Inc. (NASDAQ: EFTR), a leader in the development of selective translation regulator inhibitors (STRIs) for the treatment of cancer, today reported financial results for the first quarter ended March 31, 2024, and provided a corporate update.

“We had a productive first quarter marked by continued progress in the zotatifin program, including successful completion of the ZF doublet dose escalation, and ongoing assessment of increasing doses in the ZFA triplet,” said Steve Worland, Ph.D., president and chief executive officer of eFFECTOR. “We are highly encouraged with the safety profile and activity already reported for the ZFA triplet, in particular the 7.4 month mPFS in heavily pre-treated patients, and look forward to finalizing the dose and schedule in the second half of 2024. We believe the zotatifin program is well positioned to move into a randomized trial later this year.”

Dr. Worland continued: “While we were disappointed in the results from the KICKSTART trial, our commitment to maximizing the value of all assets in our pipeline remains unchanged. Our focus is now further sharpened towards advancing zotatifin through development as efficiently as possible. As part of our strategy to leverage external interest in our clinical programs to conserve capital, we will continue investigator-sponsored trials of zotatifin in ER+ breast cancer in a pre-operative setting and tomivosertib in acute myeloid leukemia (AML). Additionally, with the completion of the registered direct financing in January 2024, extending our cash runway into the first quarter of 2025, we can continue progressing with these planned zotatifin development activities and the initiated ISTs.”

Pipeline Highlights

Zotatifin (eFT226): eFFECTOR’s wholly-owned potent and selective inhibitor of mRNA helicase eIF4A designed to downregulate the expression of key oncoproteins and cell cycle proteins that drive tumor growth and resistance:

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Dose escalation now focused on the ZFA triplet. Based on favorable safety and tolerability results observed in more than 50 patients who received zotatifin at the initial RP2D of 0.07 mg/kg on Days 1 and 8 of a 21-day cycle, as monotherapy, combined with fulvestrant (ZF doublet) or combined with fulvestrant and abemaciclib (ZFA triplet), dose escalation was resumed using a more convenient schedule of zotatifin dosed every other week (Q2W). In the first quarter of 2024, dose escalation of the ZF doublet concluded with the determination of 0.2 mg/kg zotatifin Q2W as the new RP2D for the doublet, which is projected to provide approximately twice the overall zotatifin exposure compared to the initial RP2D. Determination of the RP2D for the ZFA triplet is ongoing, with dosing currently at 0.14 mg/kg and determination of the RP2D anticipated in the second half of 2024. The company looks forward to finalizing the dose and schedule for zotatifin in the ZFA triplet and interacting with the FDA prior to initiating a randomized, potentially registrational, trial in ER+ breast cancer.

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Positive interim Phase 2 data including mPFS of 7.4 months in the ZFA triplet expansion cohort reported at the 2023 San Antonio Breast Cancer Symposium (SABCS®). In the ZFA triplet cohort, wherein patients with a median of four prior lines of therapy for metastatic disease received 0.07 mg/kg zotatifin dosed on Days 1 and 8 of a 21-day cycle, combined with fulvestrant and abemaciclib, the mPFS was 7.4 months (95% confidence intervals 2.8 to non-estimable). As previously reported, five of 19 (26%) RECIST-evaluable patients had partial responses, including four confirmed and one unconfirmed. The ZFA triplet continued to be generally well tolerated, with the majority of zotatifin-related treatment-emergent adverse events (TEAEs) being Grade 1 or 2. The most common zotatifin-related TEAEs were nausea, vomiting, and fatigue, all of which were Grade 1 or 2. The most common Grade 3 or higher zotatifin-related TEAEs were anemia and blood creatinine phosphokinase increase, each in two of 20 (10%) patients. Four of 20 (20%) patients discontinued treatment due to adverse events of any cause.

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Ongoing patient enrollment in randomized Phase 2 investigator sponsored trial (IST) in ER+ breast cancer. The study is being conducted as part of a collaboration with Stanford Medicine in which zotatifin is being tested in specific genomically-defined subgroups, including standard-risk patients as well as high-risk patients carrying specific markers predictive of relapse. The trial is led by Jennifer Caswell-Jin, M.D., Assistant Professor of Medicine at Stanford Medicine, and brings to the clinic the science of integrative subgroups of breast cancer, building on work done by Christian Curtis, Ph.D., Professor of Medicine, Genetics, and Biomedical Data Science, and Director of Artificial Intelligence and Cancer Genomics at Stanford Medicine.

Tomivosertib (eFT508): eFFECTOR’s wholly-owned, highly selective MNK inhibitor designed to enhance anti-tumor immune activity by activating T cells, delaying their exhaustion, and expanding the pool of central memory T cells:

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Phase 1 investigator-initiated dose escalation trial in patients with relapsed/refractory Acute Myeloid Leukemia (AML) in collaboration with Northwestern University. Currently enrolling patients, the trial is designed to capitalize on previously published results that showed preclinical activity of tomivosertib in AML models. Once the appropriate dose for tomivosertib in AML is identified, the company hopes to expand the trial to test tomivosertib in combination with venetoclax and azacytidine. The study is led by Shira Dinner, M.D., Associate Professor of Medicine (Hematology and Oncology) at the Robert H. Lurie Comprehensive Cancer Center of Northwestern University.

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Topline results from Phase 2b KICKSTART trial in NSCLC reported in April 2024. The hazard ratio for progression free survival, based on 36 events, was 0.62 (95% confidence intervals 0.3 and 1.3) using a stratified COX proportional hazards model, with a two-sided p-value for PFS of 0.21, which did not meet the pre-specified threshold of 0.2. Based on the totality of the data available as of the primary analysis, the company does not see an obvious path forward to continue developing tomivosertib in frontline NSCLC.

Business Highlights

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$15.0 million in gross proceeds raised from registered direct financing, extending cash runway into the first quarter of 2025. The Company completed a registered direct financing that closed on January 29, 2024, which included the sale of an aggregate of 1,488,834 shares of common stock (or common stock equivalents in lieu thereof), at a purchase price of $10.075 per share (or common stock equivalent in lieu thereof) and warrants to purchase up to an aggregate of 1,488,834 shares of common stock with an exercise price of $9.95 per share.

First Quarter 2024 Financial Results

Cash Position and Guidance: The company had cash, cash equivalents, and short-term investments totaling $25.4 million as of March 31, 2024, compared to $18.4 million as of December 31, 2023. The company anticipates that its current cash, cash equivalents, and short-term investments will be sufficient to fund operations into the first quarter of 2025.

Research and Development (R&D) Expenses: R&D expenses were $5.3 million for the quarter ended March 31, 2024, compared to $6.6 million for the same quarter of 2023. This decrease for the quarter was due to lower external development expenses primarily associated with the timing of clinical trial activities for both the tomivosertib and zotatifin programs along with lower drug product manufacturing. R&D expenses included approximately $0.4 million and $0.5 million of non-cash stock compensation expense in the quarters ended March 31, 2024, and 2023, respectively.

General and Administrative (G&A) Expenses: G&A expenses were $3.1 million for the quarter ended March 31, 2024, compared to $2.9 million for the same quarter of 2023. This increase for the quarter was primarily due to increased personnel related costs along with increased legal and consultant costs for the period, partially offset by a decrease in premiums paid on directors and officers insurance. G&A expenses included approximately $0.6 million and $0.7 million of non-cash stock compensation expense in the quarters ended March 31, 2024, and 2023, respectively.

Other Expense: Other expense was $0.4 million and $0.5 million for the quarters ended March 31, 2024, and 2023, respectively. Other expense in the quarters ended March 31, 2024, and 2023 consisted primarily of interest expense associated with the company’s term loans, partially offset by interest income earned on the company’s cash, cash equivalents, and short-term investments.

Net Loss: Net loss was $8.8 million, or $2.16 per basic and diluted share, for the quarter ended March 31, 2024, as compared to net loss of $10.0 million, or $5.96 per basic and diluted share for the same quarter of 2023.

About eFFECTOR Therapeutics

eFFECTOR is a clinical-stage biopharmaceutical company pioneering the development of a new class of oncology drugs referred to as STRIs. eFFECTOR’s STRI product candidates target the eIF4F complex and its activating kinase, mitogen-activated protein kinase interacting kinase (MNK). The eIF4F complex is a central node where two of the most frequently mutated signaling pathways in cancer, the PI3K-AKT and RAS-MEK pathways, converge to activate the translation of select mRNA into proteins that are frequent culprits in key disease-driving processes. Each of eFFECTOR’s product candidates is designed to act on a single protein that drives the expression of a network of functionally related proteins, including oncoproteins and immunosuppressive proteins in T cells, that together control tumor growth, survival and immune evasion. Zotatifin, eFFECTOR’s inhibitor of eIF4A, is currently being evaluated in a Phase 2a expansion cohort in combination with fulvestrant and abemaciclib in ER+ breast cancer. Tomivosertib, eFFECTOR’s MNK inhibitor, is currently being evaluated in an investigator-sponsored trial in AML. eFFECTOR has a global collaboration with Pfizer to develop inhibitors of a third target, eIF4E.

Forward-Looking Statements

eFFECTOR cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: the future clinical development of our product candidates, including expectations on enrollment and the timing of reporting data from ongoing clinical trials; the potential therapeutic benefits of our product candidates, including potential lines of therapy and in multiple patient segments; and the sufficiency of our capital resources to fund operations into the first quarter of 2025. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: interim results of a clinical trial are not necessarily indicative of final results and one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data and more patient data become available; potential delays in the commencement, enrollment, data readouts and completion of clinical trials; our dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the results of preclinical studies and early clinical trials are not necessarily predictive of future results; the success of our clinical trials and preclinical studies for our product candidates is uncertain; we may use our capital resources sooner than expected and they may be insufficient to allow clinical trial readouts; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; our ability to obtain and maintain intellectual property protection for our product candidates; any future impacts to our business resulting from inflation or other geopolitical developments outside our control; and other risks described in our prior filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

eFFECTOR Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,508	$14,875
Short-term investments	9,875	3,495
Prepaid expenses and other current assets	867	1,468

Total current assets	26,250	19,838

Property and equipment, net	190	140
Operating lease right-of-use assets	225	53
Other assets	466	513

Total assets	$27,131	$20,544

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,713	$2,330
Accrued expenses	3,787	2,921
Current term loans, net	18,916	19,385
Accrued final payment on term loans, current	1,100	1,100
Lease liabilities, current portion	53	60

Total current liabilities	25,569	25,796

Other accrued liabilities, non-current	516	503
Non-current warrant liability	40	40
Non-current lease liabilities	179	—

Total liabilities	26,304	26,339

Stockholders’ equity (deficit):
Preferred stock	—	—
Common stock	—	—
Additional paid-in capital	189,038	173,582
Accumulated other comprehensive income (loss)	—	—
Accumulated deficit	(188,211)	(179,377)

Total stockholders’ equity (deficit)	827	(5,795)

Total liabilities and stockholders’ equity (deficit)	$27,131	$20,544

eFFECTOR Therapeutics, Inc.

Condensed Consolidated Statement of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2024	2023
Operating expenses:
Research and development	5,306	6,609
General and administrative	3,090	2,927

Total operating expenses	8,396	9,536

Operating loss	(8,396)	(9,536)

Other income (expense)	(438)	(478)

Net loss	(8,834)	(10,014)
Other comprehensive income	—	19

Comprehensive loss	$(8,834)	$(9,995)

Net loss per share, basic and diluted	$(2.16)	$(5.96)

Weighted-average common shares outstanding, basic and diluted	4,081,580	1,680,032

Contacts:

Investors:		Media:
Christopher M. Calabrese Managing Director LifeSci Advisors 917-680-5608 ccalabrese@lifesciadvisors.com	Kevin Gardner Managing Director LifeSci Advisors 617-283-2856 kgardner@lifesciadvisors.com	Mike Tattory Account Supervisor LifeSci Communications 609-802-6265 mtattory@lifescicomms.com

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